UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2020

SCIENTIFIC GAMES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-11693	81-0422894
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

6601 Bermuda Road, Las Vegas, Nevada 89119
(Address of principal executive offices) (Zip Code)
(702) 897-7150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	SGMS	The NASDAQ Stock Market
Preferred Stock Purchase Rights	SGMS	The NASDAQ Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐       If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President and Chief Financial Officer and Departure of Executive Vice President and Chief Financial Officer

On May 21, 2020, Scientific Games Corporation (the “Company”) announced that Michael C. Eklund, 52, will succeed Michael A. Quartieri as Executive Vice President and Chief Financial Officer of the Company, effective June 1, 2020 (the “Transition”). In order to provide for a smooth and orderly Transition, Mr. Quartieri has agreed to serve as an advisor to Barry L. Cottle, the Company’s President and Chief Executive Officer, through June 30, 2020 and to provide consulting services from July 1, 2020 through December 31, 2020.

Mr. Eklund’s biography is incorporated herein by reference to the Company’s press release, dated May 21, 2020, a copy of which is attached hereto as Exhibit 99.1.

Employment Agreement with Mr. Eklund

In connection with the Transition, the Company entered into an employment agreement with Mr. Eklund, with a term ending on June 1, 2023, subject to automatic one-year extensions, and which provides that Mr. Eklund will receive: (1) an annual base salary of $750,000, which Mr. Eklund agreed to temporarily reduce by 50%, consistent with voluntary reductions by the Company’s other executive officers in connection with the COVID-19 pandemic; (2) beginning in 2021, an annual target bonus opportunity of 75% of his base salary (with a maximum possible payout of 200% of target); (3) eligibility for annual equity awards with an aggregate grant date fair value of approximately 125% of his base salary; (4) a cash sign-on award of $500,000, subject to reduction under certain circumstances; and (5) sign-on equity awards consisting of (a) 60,000 time-vesting restricted stock units (“RSUs”), with 26,667 vesting on June 1, 2021 and the remainder vesting in equal installments on June 1, 2022 and June 1, 2023, and (b) 150,000 performance-conditioned RSUs vesting on March 31, 2023, subject to the achievement of certain Attributable EBITDA (as defined in the agreement) targets the (“Sign-On Performance RSUs”).

In the event the Company terminates Mr. Eklund’s employment without “cause” or for “good reason”, Mr. Eklund will generally receive: (i) a pro rata bonus for the year of termination; (ii) cash severance equal to the sum of his base salary and “severance bonus amount” (generally, an amount equal to the highest annual bonus paid to Mr. Eklund in respect of the two most recent fiscal years but not more than his target bonus); (iii) a pro rata portion of the Sign-On Performance RSUs, subject to actual performance; and (iv) up to 12 months of continued COBRA coverage at the Company’s expense. Mr. Eklund’s employment agreement also contains, among other things, a “best net cutback” provision in the event any payments or benefits to Mr. Eklund would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and restrictive covenants regarding non-competition, non-solicitation, non-disparagement and confidentiality.

Amendment to Mr. Quartieri’s Employment Agreement and Consulting Agreement with Mr. Quartieri

In connection with the Transition, the Company and Mr. Quartieri entered into an amendment to his employment agreement to provide that upon his contemplated termination of employment  he will: (1) receive cash payments totaling $257,632; (2) remain eligible to receive a pro rata bonus for 2020; and (3) immediately vest in all stock options and all time-vesting RSUs granted prior to January 1, 2019 and continue to vest in all stock options granted in 2019 and 2020 in accordance with their terms through December 31, 2020. As described above, on July 1, 2020, Mr. Quartieri will, subject to the effectiveness of his release of claims and pursuant to a consulting agreement entered into between the Company and Mr. Quartieri, provide consulting services to the Company through December 31, 2020 in exchange for monthly consulting payments with an aggregate value of $394,875.

Amendment to Employment Agreement with Mr. Winterscheidt

On May 18, 2020, the Company entered into an amendment to its employment agreement with Michael F. Winterscheidt, Senior Vice President and Chief Accounting Officer, to provide Mr. Winterscheidt with a cash retention award, payable $125,000 on November 30, 2020 and $50,000 on February 28, 2021, subject to Mr. Winterscheidt’s continued employment with the Company through the applicable date.

Item 7.01. Regulation FD Disclosure.

On May 21, 2020, the Company issued a press release announcing that Mr. Eklund will succeed Mr. Quartieri as Executive Vice President and Chief Financial Officer of the Company, effective June 1, 2020. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 as well as in Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Scientific Games Corporation, dated May 21, 2020.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: May 21, 2020	By:	/s/ James Sottile
		Name:	James Sottile
		Title:	Executive Vice President and Chief Legal Officer